UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): July 7, 2020
Diebold Nixdorf, Incorporated

(Exact name of registrant as specified in its charter)
_________________________________________________

Ohio		1-4879	34-0183970

(State or other jurisdiction of incorporation)		(Commission File Number)	(I.R.S. Employer Identification No.)

5995 Mayfair Road, P.O. Box 3077,
North Canton,	Ohio		44720-8077

(Address of principal executive offices)			(Zip Code)
Registrant's telephone number, including area code: (330) 490-4000
Not Applicable

Former name or former address, if changed since last report
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common shares, $1.25 par value per share	DBD	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01 Other Events

Secured Notes Offerings

On July 7, 2020, Diebold Nixdorf, Incorporated (“Diebold Nixdorf”) announced the commencement of an offering of U.S. dollar-denominated senior secured notes (the “U.S. Notes”) and the commencement of an offering by its wholly-owned subsidiary, Diebold Nixdorf Dutch Holding B.V. (the “Euro Notes Issuer”), of Euro-denominated senior secured notes (the “Euro Notes” and, together with the U.S. Notes, the “Notes”), in separate offerings that are exempt from the registration requirements of the Securities Act of 1933 (the “Securities Act”).

Diebold Nixdorf intends to use the net proceeds of the Notes offerings, along with cash on hand, to repay a portion of the amounts outstanding under its senior credit facility (the “Senior Credit Facility”), including all amounts outstanding under the term loan A facility and term loan A-1 facility and approximately $194 million revolving credit loans, including all revolving credit loans due in December 2020, and for the payment of all related fees and expenses.

It is expected that the Notes will be guaranteed on a senior secured basis by (i) all of Diebold Nixdorf’s existing and future direct and indirect U.S. subsidiaries that guarantee the Senior Credit Facility and (ii) all of Diebold Nixdorf’s existing and future direct and indirect U.S. subsidiaries (other than securitization subsidiaries, immaterial subsidiaries and certain other subsidiaries) that guarantee any of the Euro Notes Issuer’s or Diebold Nixdorf’s or its subsidiary guarantors’ indebtedness for borrowed money (collectively, the “U.S. subsidiary guarantors”). Additionally, it is expected that the U.S. Notes and the Euro Notes will be guaranteed on a senior secured basis by the Euro Notes Issuer and Diebold Nixdorf, respectively. It is also expected that the Notes will be secured by first-priority liens on substantially all of the tangible and intangible assets of Diebold Nixdorf, the Euro Notes Issuer and the U.S. subsidiary guarantors, in each case subject to permitted liens and certain exceptions. The first-priority liens on the collateral securing the U.S. Notes and the related guarantees and the Euro Notes and the related guarantees will be shared ratably among the Notes and the obligations under the Senior Credit Facility.

The U.S. Notes offering and the Euro Notes offering are not contingent upon one another. Diebold Nixdorf is filing as Exhibit 99.1 hereto the Press Release pursuant to Rule 135c under the Securities Act.

Credit Agreement Amendment

In the confidential offering memoranda pursuant to which Notes are being offered, Diebold Nixdorf discloses that it intends to enter into a ninth amendment (the “Credit Agreement Amendment”) to the Senior Credit Facility to, among other things, extend the maturity of some or all of its revolving credit commitments and revolving credit loans from April 30, 2022 to July 2023 and amend the financial covenants in the Senior Credit Facility in connection with the extension of such maturities. As of the date of the confidential offering memoranda, Diebold Nixdorf has received non-binding commitments from lenders to extend approximately $330 million of revolving credit loans to July 2023. Diebold Nixdorf currently expects to enter into the Credit Agreement Amendment on or around the date of the closing of Notes offerings.

Although Diebold Nixdorf is in negotiations regarding the Credit Agreement Amendment, there can be no assurance that it will enter into an amendment to the credit agreement governing the Senior Credit Facility on such terms or at all.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits.

Exhibit
Number	Description
99.1	Press Release of Diebold Nixdorf, Incorporated dated July 7, 2020

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Diebold Nixdorf, Incorporated
July 7, 2020	By:	/s/ Jeffrey Rutherford
		Name:	Jeffrey Rutherford
		Title:	Senior Vice President and Chief Financial Officer (Principal Financial Officer)